EXHIBIT (a)(5)(lx)

EXHIBIT (a)(5)(lx)

Town Hall Meeting

Straight Talk With

Chuck Phillips, Executive Vice President

&

Michael Rocha, Executive Vice President of Global Support Services

Wednesday, September 3rd at 2:00PM PDT

I have worked with Rdb for over 16 years. Oracle Corporation has maintained the outstanding level of customer support for Rdb that existed before its acquisition, and has continued to develop new features and performance enhancements.	Nine years ago Rdb was bought by Oracle and we were concerned about continued support for Rdb. We need not have worried; the support has been very good and very professional. Product support and enhancements have always met our needs and expectations.

Ken McGinnis, Database Administrator III Intracorp	Agustín Ramos, Systems Technology Manager Madrid Stock Exchange

Nearly nine years ago, Oracle acquired the Rdb database from Digital Equipment Corporation. Today we are still providing world-class support to thousands of Rdb customers, such as Intracorp and Madrid

Stock Exchange, who are running mission critical applications.

Attend the next Town Hall meeting and hear about how we continue to improve support and product development for Rdb customers – and what Oracle will do for PeopleSoft customers.

• Wednesday, September 3, 2:00PM PDT • Submit questions to townhall@oracle.com • oracle.com/peoplesoft/townhall.html • +1-877-531-9176 or +1-484-630-5269 using passcode “Town Hall”

[LOGO]

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on July 24, 2003. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer.

Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

Find out more at oracle.com/peoplesoft or call 1.800.633.0925

Copyright © 2003, Oracle Corporation. All rights reserved. Oracle is a registered trademark of Oracle Corporation and/or its affiliates.Other names may be trademarks of their respective owners.